Exhibit 10.6
GARDNER DENVER, INC.
SUPPLEMENTAL EXCESS
DEFINED CONTRIBUTION PLAN
(September 1, 1998 Restatement)
(As amended on various dates and incorporated
into one document for ease of reference).

GARDNER DENVER, INC.
SUPPLEMENTAL EXCESS
DEFINED CONTRIBUTION PLAN
(September 1, 1998 Restatement)

Section		Page
	ARTICLE I
	DEFINITIONS

1.1	Definitions	2
1.2	Construction	4

	ARTICLE II
	ELIGIBILITY FOR PLAN PARTICIPATION	5

	ARTICLE III
	SUPPLEMENTAL CONTRIBUTIONS

3.1	Supplemental Matching Contributions	6
3.2	Supplemental Basic Contributions	6
	ARTICLE IV
	SEPARATE ACCOUNTS
4.1	Types of Separate Accounts	7
4.2	Deemed Investments	7
	ARTICLE V
	DISTRIBUTION

5.1	Eligibility for Distribution	8
5.2	Method of Distribution	8

	ARTICLE VI
	BENEFICIARIES	9

	ARTICLE VII
	ADMINISTRATIVE PROVISIONS

7.1	Administration	10
7.2	Powers and Authorities of the Board	10
7.3	Indemnification	10

ii

iii

GARDNER DENVER, INC.
SUPPLEMENTAL EXCESS
DEFINED CONTRIBUTION PLAN
(September 1, 1998 Restatement)
     WHEREAS, effective as of March 1, 1994, Gardner Denver, Inc. (heretofore known as Gardner Denver Machinery Inc. and hereinafter referred to as the “Company”) established a supplemental retirement plan for the benefit of a select group of management or highly compensated employees employed by the Company or an Affiliate thereof whose benefits under the Gardner Denver, Inc. Retirement Savings Plan are limited by the provisions of Section 401(a)(17) or Section 415 of the Internal Revenue Code of 1986, as amended or are reduced otherwise due to participation in a deferred compensation program; and
     WHEREAS, the Company desires to amend the Plan in certain respects;
     NOW, THEREFORE, effective as of September 1, 1998, the Plan is hereby amended and restated in the manner hereinafter set forth.

ARTICLE I
DEFINITIONS
     1.1 Definitions. Except as otherwise required by the context, the terms used in the Plan shall have the meaning hereinafter set forth.
     (a) Affiliate. The term “Affiliate” shall mean any member of a controlled group of corporations (as determined under Section 414(b) of the Code) of which the Company is a member; any member of a group of trades or businesses under common control (as determined under Section 414(c) of the Code) with the Company; and any member of an affiliated service group (as determined under Section 414(m) of the Code) of which the Company is a member.
     (b) Beneficiary. The term “Beneficiary” shall mean the person who, in accordance with the provisions of Article VI, shall be entitled to receive a distribution hereunder in the event a Participant dies before his interest under the Plan has been distributed to him in full.
     (c) Board. The term “Board” shall mean the Board of Directors of the Company.
     (d) Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Reference to a section of the Code shall include such section and any comparable sections of any future legislation that amends, supplements, or supersedes such section.
     (e) Company. The term “Company” shall mean Gardner Denver, Inc., its corporate successors, and the surviving corporation resulting from any merger of Gardner Denver, Inc. with any other corporation or corporations.
     (f) Compensation. The term “Compensation” shall mean the total wages and salary, including overtime payments, commissions, severance pay, and other monetary remuneration, if any, which is included in a Participant’s gross pay with respect to a month for services rendered to an Employer, but excluding any relocation expense reimbursements as well as foreign service premiums and allowances, plus Basic Contributions made on behalf of such Participant under the Gardner Denver Retirement Savings Plan and Supplemental Basic Contributions credited to such Participant under Section 3.2 of the Plan.
     (g) Employer. The term “Employer” shall mean the Company as well as any Affiliate which may adopt the Plan in accordance with the provisions of Article IX.

     (h) Gardner Denver Deferral Plan. The term “Gardner Denver Deferral Plan” shall mean the Gardner Denver, Inc. Management Incentive Compensation Deferral Plan, as amended from time to time.
     (i) Gardner Denver Pension Plan. The term “Gardner Denver Pension Plan” shall mean the Gardner Denver, Inc. Pension Plan, as amended from time to time.
     (j) Gardner Denver Retirement Savings Plan. The term “Gardner Denver Retirement Savings Plan” shall mean the Gardner Denver, Inc. Retirement Savings Plan, as amended from time to time.
     (k) Participant. The term “Participant” shall mean any employee of an Employer or any other individual, who participates in the Plan pursuant to Article II of the Plan.
     (l) Plan. The term “Plan” shall mean the Gardner Denver, Inc. Supplemental Excess Defined Contribution Plan as set forth herein.
     (m) Prior Plan. The term “Prior Plan” shall mean the Cooper Industries, Inc. Supplemental Excess Defined Contribution Plan as in effect on February 28, 1994.
     (n) Separate Account. The term “Separate Account” shall mean each of the accounts maintained in the name of a Participant pursuant to Section 4.1 of the Plan.
     (o) Supplemental Basic Account. The term “Supplemental Basic Account” shall mean the Separate Account to which Supplemental Basic Contributions are credited in accordance with the provisions of Sections 3.2 and 4.1 of the Plan.
     (p) Supplemental Basic Contributions. The term “Supplemental Basic Contributions” shall mean the Contributions credited to a Participant under the Plan pursuant to Section 3.2.
     (q) Supplemental Matching Account. The term “Supplemental Matching Account” shall mean the Separate Account to which Supplemental Matching Contributions are credited in accordance with the provisions of Sections 3.1 and 4.1 of the Plan.
     (r) Supplemental Matching Contributions. The term “Supplemental Matching Contributions” shall mean the Employer contributions credited to a Participant under the Plan pursuant to Section 3.1.

     (s) Supplemental Non-Elective Account. The term “Supplemental Non-Elective Account” shall mean the Separate Account to which Supplemental Non-Elective Contributions are credited in accordance with the provisions of Sections 3.3 and 4.1 of the Plan.
     (t) Supplemental Non-Elective Contributions. The term “Supplemental Non-Elective Contributions” shall mean the contributions credited under the Plan pursuant to Section 3.3 to each Participant who participated in the Gardner Denver, Inc. Supplemental Excess Defined Benefit Plan on October 31, 2006 and each such other Participant, if any, as may be so designated by the Chief Executive Officer of the Company and/or the Board (or a committee thereof) as eligible to have such Supplemental Non-Elective Contributions credited to his or her Supplemental Non-Elective Account.
     (u) Supplemental Pension Account. The term “Supplemental Pension Account” shall mean the Separate Account to which a Supplemental Pension Credit is credited in accordance with the provisions of Sections 3.4 and 4.1 of the Plan.
     (v) Supplemental Pension Credit. The term “Supplemental Pension Credit” shall mean the credit provided under the Plan to a Participant who participated in the Gardner Denver, Inc. Supplemental Excess Defined Benefit Plan on October 31, 2006 pursuant to Section 3.4.
     1.2 Construction. Where necessary or appropriate to the meaning hereof, the singular shall be deemed to include the plural, the plural to include the singular, the masculine to include the feminine, and the feminine to include the masculine.
ARTICLE II
ELIGIBILITY FOR PLAN PARTICIPATION
     The Chief Executive Officer of the Company and each other individual who is a member of a select group of management or highly compensated employees of the Company and who is designated by the Chief Executive Officer of the Company and/or by the Board (or a committee thereof) to participate in the Plan shall become a Participant in the Plan automatically upon such designation. Each individual who was a participant in the Gardner Denver, Inc. Supplemental

Excess Defined Benefit Plan on October 31, 2006 shall become a Participant in the Plan automatically on November 1, 2006, subject to all other terms and conditions of the Plan.
ARTICLE III
SUPPLEMENTAL CONTRIBUTIONS
     3.1 Supplemental Matching Contributions. As of the last day of each month, the Supplemental Matching Account of each Participant shall be credited with Supplemental Matching Contributions equal to the sum of:
(a)	the amount with respect to which Matching Contributions under the Gardner Denver Retirement Savings Plan are limited for such month due to the provisions of Section 415 of the Code; and

(b)	the amount that would have been contributed by an Employer under the Gardner Denver Retirement Savings Plan for such month if the Participant had not participated in the Gardner Denver Deferral Plan and had made contributions under the Gardner Denver Retirement Savings Plan with respect to the compensation deferred under the Gardner Denver Deferral Plan in accordance with his election in effect for such month under the Gardner Denver Retirement Savings Plan and the provisions of the Gardner Denver Retirement Savings Plan in effect for such month without regard to any limitations imposed by Section 415 of the Code.
     Notwithstanding anything herein to the contrary, any Supplemental Matching Contribution credited to a Supplemental Matching Account of a Participant on or after November 1, 2006 shall be reflected as a credit in the form of cash.
     3.2 Supplemental Basic Contributions. As of the last day of each month, the Supplemental Basic Accounts (pre-tax) of each Participant shall be credited with Supplemental Basic Contributions equal to the Basic Contributions that would have been contributed to the Gardner Denver Retirement Savings Plan on his behalf for such month except for the provisions of Sections 401(k), 401(a)(17), 402(g) and Section 415 of the Code and that were deferred from his Compensation in accordance with a duly executed and filed Compensation reduction authorization form; provided, however, that in no event shall Supplemental Basic Contributions when added to the amount of Basic Contributions for such Participant for such month under the Gardner Denver Retirement Savings Plan exceed maximum percentage of such Participant’s Compensation permitted to be deferred under the Gardner Denver Retirement Savings Plan on behalf of such Participant.
     3.3 Supplemental Non-Elective Contributions. As of each pay date, the Supplemental Non-Elective Account of each Participant who was a participant in the Gardner Denver, Inc. Supplemental Excess Defined Benefit Plan on October 31, 2006 and of each such other Participant, if any, as may be so designated by the Chief Executive Officer of the Company and/or the Board (or a committee thereof) to receive Supplemental Non-Elective Contributions credits shall be credited with Supplemental Non-Elective Contributions equal to twelve percent (12%) of such Participant’s Compensation which, when added to such Participant’s Compensation for all prior months during the calendar year, is in excess of the limitation set forth in Code Section 401(a)(17).
     3.4 Supplemental Pension Credit. As of November 1, 2006, the Supplemental Pension Account of each Participant who was a participant in the Gardner Denver, Inc. Supplemental Excess Defined Benefit Plan on October 31, 2006 shall be credited with an amount which is the value of such Participant’s supplemental benefit and account in the Gardner Denver, Inc. Supplemental Excess Defined Benefit Plan as of October 31, 2006, determined in accordance with the terms of Article III of the Gardner Denver, Inc. Supplemental Excess Defined Benefit Plan in effect on October 31, 2006.

ARTICLE IV
SEPARATE ACCOUNTS
     4.1 Types of Separate Accounts. Each Participant shall have established in his name Separate Accounts which shall reflect the type of contributions as well as any earnings (or losses) thereon credited to him pursuant to Article III and Section 4.2. Such Separate Accounts shall be as follows:
(a)	a Supplemental Matching Account which shall reflect the Supplemental Matching Contributions credited to a Participant pursuant to Section 3.1 and any earnings (or losses) credited thereon pursuant to Section 4.2;

(b)	a Supplemental Basic Account (pre-tax) which shall reflect the pre-tax Supplemental Basic Contributions credited to a Participant pursuant to Section 3.2 and any earnings (or losses) credited thereon pursuant to Section 4.2; and

(c)	a Supplemental Basic Account (post-tax) which shall reflect the post-tax Supplemental Basic Contributions credited to a Participant prior to May 1, 1997 and any earnings (or losses) credited thereon pursuant to Section 4.2.

(d)	a Supplemental Non-Elective Account which shall reflect the Supplemental Non-Elective Contributions credited to a Participant who was a participant in the Gardner Denver, Inc. Supplemental Excess Defined Benefit Plan on October 31, 2006 pursuant to Section 3.3 and to such other Participant, if any, as may be so designated in accordance with Section 3.3 to receive Supplemental Non-Elective Contributions credits and any earnings (or losses) credited thereon pursuant to Section 4.2.

(e)	a Supplemental Pension Account which shall reflect the Supplemental Pension Credit credited to a Participant who was a participant in the Gardner Denver, Inc. Supplemental Excess Defined Benefit Plan on October 31, 2006 pursuant to Section 3.4 and any earnings (or losses) credited thereon pursuant to Section 4.2.
     4.2 Deemed Investments. The Supplemental Basic Account, Supplemental Non-Elective Account and Supplemental Pension Account of a Participant shall be deemed each business day to be credited with earnings (and losses) equal to the earnings and losses in such investment as may be permitted by the Company from time to time and as the Participant may elect in such form, time and manner as the Company may prescribe. The portion of the Supplemental Matching Account of a Participant relating to any Supplemental Matching Contributions credited before November 1, 2006 shall be deemed to be invested in the common stock of the Company and shall be credited with deemed dividends, if any, thereon, and, on and after November 1, 2006, a Participant may not elect to have all or any portion of the balance of such portion of his or her Supplemental Matching Account be deemed to be invested in any other investment. The portion of a Participant’s Supplemental Matching Account relating to any Supplemental Matching Contributions credited on or after November 1, 2006 shall be deemed to be invested in such investment as may be permitted by the Company from time to time and as the Participant may elect in such form, time and manner as the Company may prescribe. Investments in which the Supplemental Basic Account, Supplemental Non-Elective Account, Supplemental Pension Account and Supplemental Matching Account (relating to Supplemental Matching Contributions credited on and after November 1, 2006) may be permitted to be deemed invested in accordance with this Section shall be substantially similar in the aggregate to those available under the Gardner Denver Retirement Savings Plan, but in no event may they be permitted to be deemed invested in the common stock of the Company.
ARTICLE V
DISTRIBUTION
     5.1 Vesting and Eligibility for Distribution. The vested balance credited to a Participant’s Separate Accounts shall be distributed to such Participant or his or her Beneficiary coincident with, and in the same manner and form as, the payment of benefits of such Participant from (i) except as otherwise provided in (ii), the Gardner Denver Retirement Savings Plan and

(ii) in the case of such Participant’s Supplemental Pension Account, if any, the Gardner Denver, Inc. Pension Plan. Notwithstanding anything herein to the contrary, the portion of a Participant’s Supplemental Matching Account relating to Supplemental Matching Contributions credited before November 1, 2006 that is deemed to be invested in the common stock of the Company, in accordance with the terms of the Plan, shall be distributed in the form of common stock of the Company at the same time and in the same manner as otherwise provided hereunder. A Participant shall be 100 percent vested in the balance credited to all of his or her Separate Accounts other than the Supplemental Pension Account and the Supplemental Non-Elective Account. A Participant shall be vested in the balance of his or her Supplemental Pension Account and Supplemental Non-Elective Account based on Years of Vesting Service, as determined under the Gardner Denver Retirement Savings Plan, in accordance with the following schedule:

Full Years of Vesting Service	Vested Interest
Less than 3 Years	0%
3 Years or More	100%
ARTICLE VI
BENEFICIARIES
     In the event a Participant dies before his interest under the Plan has been distributed to him in full, any remaining interest shall be distributed pursuant to Article V to his Beneficiary who shall be the person designated as his beneficiary under the Gardner Denver Retirement Savings Plan.

ARTICLE VII
ADMINISTRATIVE PROVISIONS
     7.1 Administration. The Plan shall be administered by the Board which shall administer it in a manner consistent with the administration of the Gardner Denver Retirement Savings Plan, as from time to time amended, except that the Plan shall be administered as an unfunded plan not intended to meet the qualification requirements of Section 401 of the Code.
     7.2 Powers and Authorities of the Board. The Board shall have full power and authority to interpret, construe and administer the Plan and its interpretations and construction hereof, and actions hereunder, including the timing, form, amount or recipient of any payment to be made hereunder, shall be binding and conclusive on all persons for all purposes. The Board may delegate any of its powers, authorities, or responsibilities for the operation and administration of the Plan to any person or committee so designated in writing by it and may employ such attorneys, agents, and accountants as it may deem necessary or advisable to assist it in carrying out its duties hereunder. No member of the Board shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his own willful misconduct or lack of good faith. Members of the Board shall not participate in any action or determination regarding their own benefits, if any, payable under the Plan.
     7.3 Indemnification. In addition to whatever rights of indemnification a member of the Board, or any other person or persons to whom any power, authority, or responsibility is delegated pursuant to Section 7.2, may be entitled under the articles of incorporation, regulations, or by-laws of the Company, under any provision of law, or under any other agreement, the Company shall satisfy any liability actually and reasonably incurred by any such member or other person or persons, including expenses, attorneys’ fees, judgments, fines, and amounts paid in settlement, in connection with any threatened, pending, or completed action, suit, or proceeding which is related to the exercise or failure to exercise by such member or such other person or persons of any of the powers, authority, responsibilities, or discretion provided under the Plan.
ARTICLE VIII
AMENDMENT AND TERMINATION
     The Company reserves the right to amend or terminate the Plan at any time by action of the Board; provided, however, that no such action shall adversely affect any Participant who is receiving supplemental benefits under the Plan or whose Separate Accounts are credited with any contributions thereto, unless an equivalent benefit is provided under another plan or program sponsored by the Employer.
ARTICLE IX
ADOPTION BY SUBSIDIARIES
     Any subsidiary of the Company which is not the Employer may, with the consent of the Company, adopt the Plan and become the Employer hereunder by causing an appropriate written instrument evidencing such adoption to be executed pursuant to the authority of its Board of Directors and filed with the Company.
ARTICLE X
MISCELLANEOUS
     10.1 Non-Alienation of Benefits. No benefit under the Plan shall at any time be subject in any manner to alienation or encumbrance. If any Participant or Beneficiary shall attempt to, or shall, alienate or in any way encumber his benefits under the Plan, or any part thereof, or if by reason of his bankruptcy or other event happening at any time any such benefits would otherwise be received by anyone else or would not be enjoyed by him, his interest in all such benefits shall automatically terminate and the same shall be held or applied to or for the benefit of such person, his spouse, children or other dependents as the Board may select. As a result of this provision, a Participant may not borrow money from the Plan or otherwise pledge his benefits under the Plan as collateral for a loan.
     10.2 Payment of Benefits to Others. If any Participant or Beneficiary to whom a benefit is payable is unable to care for his affairs because of illness or accident, any payment due (unless prior claim therefor shall have been made by a duly qualified guardian or other legal representative) may be paid to the spouse, parent, brother, or sister, or any other individual deemed by the Board to be maintaining or responsible for the maintenance of such person. Any payment made in accordance with the provisions of this Section 10.2 shall be a complete discharge of any liability of the Plan with respect to the benefit so paid.
     10.3 Plan Non-Contractual. Nothing herein contained shall be construed as a commitment or agreement on the part of any person employed by the Employer to continue his employment with the Employer, and nothing herein contained shall be construed as a commitment on the part of the Employer to continue the employment or the annual rate of compensation of any such person for any period, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been established.
     10.4 Funding. In order to provide a source of payment for its obligations under the Plan, the Company may establish a trust fund. Subject to the provisions of the trust agreement governing such trust fund, the obligation of the Employer under the Plan to provide a Participant or a Beneficiary with a benefit constitutes the unsecured promise of such Employer to make payments as provided herein, and no person shall have any interest in, or a lien or prior claim upon, any property of the Employer.
     10.5 Controlling Status. No participant shall be eligible for a benefit under the Plan unless such Participant is a Participant on the date of his retirement, death, or other termination of employment.
     10.6 Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any person, firm or corporation any legal or equitable right as against the Employer, its officers, employees or directors except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.
     10.7 Severability. The invalidity or unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.
     10.8 Governing Law. The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Illinois.
     Effective as of September 1, 1998 and executed at Quincy, Illinois this ___ day of                     , 2000.

GARDNER DENVER, INC.
By:
Title: